Exhibit 99.2
ZOVIO INC
2021 CEO INDUCEMENT EQUITY INCENTIVE PLAN
RESTRICTED STOCK UNIT AWARD AGREEMENT
(Three Year Vest Schedule)
Unless otherwise defined herein, the terms defined in the Zovio Inc 2021 CEO Inducement Equity Incentive Plan (the “Plan”) will have the same defined meanings in this Restricted Stock Unit Award Agreement. This Restricted Stock Unit Award Agreement, along with the Terms and Conditions of Restricted Stock Unit Grant, attached hereto as Exhibit A (the “Terms and Conditions”), shall be referred to herein as the “Award Agreement.” This Award is intended to qualify as an employment inducement grant under NASDAQ Listing Rule 5635(c)(4) and shall be interpreted consistent with that intent.
I. NOTICE OF RESTRICTED STOCK UNIT GRANT
Participant Name: Randy Hendricks
Address: [***]
[***]
You have been granted the right to receive an Award of Restricted Stock Units, subject to the terms and conditions of the Plan and this Award Agreement, as follows:
Grant Number: %%%%
Date of Grant: December 6, 2021
Number of Restricted Stock Units: 574,138

II. VESTING SCHEDULE
Subject to the Participant’s continued employment as the Chief Executive Officer (“CEO”) of the Company, the Restricted Stock Units will vest in accordance with the following schedule:
· One-third of the Restricted Stock Units will vest on December 6, 2022.
· One-third of the Restricted Stock Units will vest on December 6, 2023.
· The final one-third of the Restricted Stock Units will vest on December 6, 2024.
Unless otherwise provided pursuant to the terms of the Participant’s employment or severance agreement, if applicable, in the event the Participant ceases to provide Service for any or no reason, before the vesting dates set forth above, any unvested Restricted Stock Units shall lapse and be immediately cancelled as of the date the Participant ceases to provide Service. In other words, the Participant must be providing Service on the relevant vesting dates to receive
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Exhibit 99.2
payment with respect to the Restricted Stock Units that are scheduled to vest on such vesting dates.
III. PAYMENT OF RESTRICTED STOCK UNITS
In settlement of the Award, the Company will deliver to the Participant the same number of whole Shares with such Shares being delivered no later than ten (10) business days of the applicable vesting date.
IV. GENERAL
By the Participant’s signature and the signature of the representative of the Company below, the Participant and the Company agree that this Award of Restricted Stock Units is granted under and governed by the terms and conditions of the Plan and this Award Agreement, including the Terms and Conditions, all of which are made a part of this document. The Participant has reviewed the Plan and this Award Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Award Agreement and fully understands all provisions of the Plan and this Award Agreement. The Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Company upon any questions relating to the Plan and this Award Agreement. The Participant further agrees to notify the Company upon any change in the residence address indicated below. Finally, pursuant to Section 21 of the Plan, the Participant acknowledges and agrees that this Award is subject to potential cancellation or recoupment to the fullest extent called for by applicable federal or state law or any policy of the Company. By accepting this Award, the Participant agrees to be bound by, and comply with, the terms of any clawback policy adopted by the Company.
V. DEEMED ACCEPTANCE
Notwithstanding anything in the Restricted Stock Unit Award Agreement or the Terms and Conditions to the contrary, if the Participant has not actively accepted this Award pursuant to the procedures of acceptance prescribed by the Company, within 60 days of the Date of Grant, the Participant shall be deemed to have accepted this Award subject to the provisions of the Plan, the Award Agreement, and the Terms and Conditions.
The Company and the Participant have duly executed this Restricted Stock Unit Award Agreement as of the Date of Grant set forth above.
[intentionally blank; signature page follows]
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Exhibit 99.2

PARTICIPANT:	ZOVIO INC:

Signature	By

Print Name	Title

Residence Address

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Exhibit 99.2
EXHIBIT A

TERMS AND CONDITIONS OF RESTRICTED STOCK UNIT GRANT
1. Grant. The Company hereby grants to the individual named in Section I of the Restricted Stock Unit Award Agreement attached hereto (the “Participant”), as compensation for his services an Award of Restricted Stock Units, subject to all of the terms and conditions of these Terms and Conditions, the Restricted Stock Unit Award Agreement, and the Plan, which is incorporated herein by reference. These Terms and Conditions, along with the Restricted Stock Unit Award Agreement attached hereto, shall be referred to herein as the “Award Agreement.”
2. Company’s Obligation to Pay; Time of Payment. Each Restricted Stock Unit represents the right to receive a Share on the date it vests. Unless and until the Restricted Stock Units vests in accordance with Section 3 or 4, the Participant will have no right to payment with respect to any Restricted Stock Units. Prior to actual payment of any vested Restricted Stock Units, such Restricted Stock Unit will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company. Any Restricted Stock Units that vest in accordance with Sections 3 or 4 will be paid to the Participant (or in the event of the Participant’s death, to his estate) in whole Shares, subject to the Participant satisfying any applicable tax withholding obligations as set forth in Section 7. Vested Restricted Stock Units will be paid in Shares as soon as practicable after vesting, but in each such case within the period ending no later than the date that is ten (10) business days from the vesting date.
3. Vesting of Restricted Stock Units. Except as provided in Section 4, and subject to Section 5, the Restricted Stock Units awarded by this Award Agreement will vest in accordance with the vesting provisions set forth in in Section II of the Restricted Stock Unit Award Agreement attached hereto. Restricted Stock Units scheduled to vest on a certain date or upon the occurrence of a certain condition will not vest in accordance with any of the provisions of this Award Agreement, unless the Participant is providing continuous service as the CEO from the Date of Grant until the applicable vesting date. In accordance with Section 13 of the Plan, in the event of a corporate transaction described in Section 13 of the Plan, the Compensation Committee of the Board (the “Committee”) may call for the accelerated vesting of some or all of the Award. If permitted by Section 409A of the Code, any Restricted Stock Units that become vested as a result of the Committee’s actions will be paid in a single lump sum cash payment in connection with the closing of such corporate transaction.
4. Committee Discretion. Subject to the Plan, the Committee, in its discretion, may accelerate the vesting of the balance, or some lesser portion of the balance, of the unvested Restricted Stock Units at any time, subject to the terms of the Plan. If so accelerated, such Restricted Stock Units will be considered as having vested as of the date specified by the Committee.
5. Lapse upon Termination of Service. In accordance with Section II of the Restricted Stock Unit Award Agreement, any Restricted Stock Units that are unvested as of any vesting date shall lapse and be immediately cancelled as of the date of the Participant’s termination of employment for any or no reason.

Exhibit 99.2
6. Death of Participant. Any distribution or delivery to be made to the Participant under this Award Agreement will, if the Participant is then deceased, be made to Participant’s designated beneficiary, or if no beneficiary survives the Participant, the administrator or executor of the Participant’s estate. Any such transferee must furnish the Company with: (a) written notice of his or her status as transferee; and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.
7. Withholding of Taxes. Notwithstanding any contrary provision of this Award Agreement, no Shares will be issued to the Participant, unless and until satisfactory arrangements (as determined by the Company) will have been made by the Participant with respect to the payment of income, employment and other taxes which the Company determines must be withheld with respect to the delivery of Shares pursuant to this Award Agreement. The Company, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit the Participant to satisfy such tax withholding obligation, in whole or in part (without limitation) by: (a) paying cash; (b) electing to have the Company withhold otherwise deliverable Shares having a Fair Market Value equal to the minimum amount required to be withheld or a greater amount if that would not result in adverse financial accounting treatment; or (c) delivering to the Company already vested and owned Shares having a Fair Market Value equal to the minimum amount required to be withheld or a greater amount if that would not result in adverse financial accounting treatment. If the Participant fails to make satisfactory arrangements for the payment of any required tax withholding obligations hereunder at the time any Shares are scheduled to be delivered pursuant to Section 2, the Restricted Stock Units shall lapse and be immediately cancelled with no payment due to the Participant.
8. Rights as Stockholder. Neither the Participant nor any person claiming under or through the Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to the Participant. After such issuance, recordation and delivery, the Participant will have all the rights of a stockholder of the Company with respect to voting such Shares and receipt of dividends and distributions on such Shares.
9. No Guarantee of Continued Service. THE PARTICIPANT ACKNOWLEDGES AND AGREES THAT THIS AWARD AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT IN SERVICE TO THE COMPANY FOR ANY PERIOD, OR AT ALL, AND WILL NOT INTERFERE IN ANY WAY WITH THE PARTICIPANT’S RIGHT OR THE RIGHT OF THE COMPANY (OR THE PARENT OR SUBSIDIARY EMPLOYING OR RETAINING THE PARTICIPANT) TO TERMINATE THE PARTICIPANT’S EMPLOYMENT AT ANY TIME, WITH OR WITHOUT CAUSE.
10. Address for Notices. Any notice to be given to the Company under the terms of this Award Agreement will be addressed to the Company, in care of Stock Administration at

Exhibit 99.2
Zovio Inc, at 1811 E. Northrop Blvd., Chandler, AZ 85286, or at such other address as the Company may hereafter designate in writing.
11. Grant is Not Transferable. Except to the limited extent provided in Section 6, this Award and the rights and privileges conferred hereby will not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this Award, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this Award and the rights and privileges conferred hereby immediately will become null and void.
12. Binding Agreement. Subject to the limitation on the transferability of this Award contained herein, this Award Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.
13. Additional Conditions to Issuance of Stock. If at any time the Company determines, in its discretion, that the listing, registration or qualification of the Shares upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory authority is necessary or desirable as a condition to the issuance of Shares to the Participant (or his estate), such issuance will not occur unless and until such listing, registration, qualification, consent or approval will have been effected or obtained free of any conditions not acceptable to the Company. Where the Company determines that the delivery of the payment of any Shares will violate federal securities laws or other applicable laws, the Company will defer delivery until the earliest date at which the Company reasonably anticipates that the delivery of Shares will no longer cause such violation. The Company will make all reasonable efforts to meet the requirements of any such state or federal law or securities exchange and to obtain any such consent or approval of any such governmental authority.
14. Plan Governs. This Award Agreement is subject to all the terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Award Agreement and one or more provisions of the Plan, the provisions of the Plan will govern. Capitalized terms used and not defined in this Award Agreement will have the meanings set forth in the Plan.
15. Authority. The Committee will have the power to interpret the Plan and this Award Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Restricted Stock Units have vested). All actions taken and all interpretations and determinations made by the Committee in good faith will be final and binding upon the Participant, the Company and all other interested persons. No member of the Committee, nor any employee of the Company, will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Award Agreement.
16. Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to the Restricted Stock Units awarded under the Plan or future Restricted Stock Units that may be awarded under the Plan by electronic means or request the Participant’s consent to participate in the Plan by electronic means. The Participant hereby consents to

Exhibit 99.2
receive such documents by electronic delivery and agrees to participate in the Plan through any on-line or electronic system established and maintained by the Company or another third party designated by the Company.
17. Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Award Agreement.
18. Agreement Severable. In the event that any provision in this Award Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Award Agreement.
19. Modifications to the Agreement. This Award Agreement constitutes the entire understanding of the parties on the subjects covered. The Participant expressly warrants that he is not accepting this Award Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Award Agreement or the Plan can be made only in an express written contract executed by a duly authorized officer of the Company.
20. Amendment, Suspension or Termination of the Plan. By accepting this Award, the Participant expressly warrants that he has received an Award of Restricted Stock Units, and has received, read and understood a description of the Plan. The Participant understands that the Plan is discretionary in nature and may be amended, suspended or terminated by the Company at any time.
21. Governing Law; Venue. This Award Agreement will be governed by the laws of the State of Delaware, without giving effect to the conflict of law principles thereof. For purposes of litigating any dispute related to this Award of Restricted Stock Units or arising under this Award Agreement, the parties hereby submit to and consent to the jurisdiction of the State of Arizona, and agree that such litigation will be conducted in the courts of Maricopa County, Arizona, or the federal courts for the United States for the District of Arizona, and no other courts, where this Award of Restricted Stock Units is made and/or this Award Agreement is to be performed.
22. Section 409A Compliance. The Company believes, but does not and cannot warrant or guaranty, that the payments due pursuant to this Award Agreement qualify for the short-term deferral exception to Section 409A of the Code as set forth in Treasury Regulation Section 1.409A-1(b)(4). This Award Agreement shall be operated in compliance with Section 409A or an exception thereto and each provision of this Award Agreement shall be interpreted, to the extent possible, to comply with Section 409A or to qualify for an applicable exception. The Participant remains solely responsible for any adverse tax consequences imposed upon the Participant by Section 409A.
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